Exhibit 99.2

Mike Connors Letter to TPI Employees

Dear TPI Employees,

I’m taking the opportunity today to write to you directly to bring you up to date on what Information Services Group (ISG) has been doing in the first 100 days or so since we announced our partnership with TPI.

Since May, the ISG team and I have had the opportunity to reach out and meet over 100 TPI employees through client events and employee meetings in Houston, Dallas, Detroit, Stamford and London. Our objective was to listen and further learn the strengths and challenges of taking TPI to the next stage of growth. We have been extremely impressed with the talent, energy and passion of the TPI people we have met. There is a clear focus on your clients which has been a cornerstone of success since the company was founded by Denny McGuire 18 years ago.

As we move toward closing, we are also developing a Value Creation Plan for clients, employees and investors that will enable us to achieve our vision of building a public, blue-chip, world-class information-based advisory services company. Going forward, this plan will include investments to accelerate organic growth engines and a focused acquisition strategy; achieving best-in-class economics for our firm; a realigned reward structure; and an organization structure that enables us to focus on growth, accountability and results to drive our efforts. We have already made some progress on this plan:

•                 We have been involved in launching a series of key projects including a study with Watson Wyatt Worldwide, a global compensation consultancy, to develop a new proposed Equity Incentive Program that would, among other things, allow every employee in TPI to acquire shares in ISG, at a discount, if they so desire and thereby become an owner of the company. This effort is being led by Dave Marini along with help from Ed Glotzbach, Duncan Aitchison, Jason Durham, Alan Hanson, Chris Kalnik, Tom Lang, Martha Preston, Renee Tehi and ISG. We expect the results of this work to be completed in the next couple of months.

•                  We participated in a two-day “Big Ideas Roundtable” in Chicago in late July with 30 TPI employees, coordinated by Dave Marini, that focused on new and exciting growth initiatives for TPI. Teams of TPI people are now reviewing the output from this meeting and beginning to develop new product and service initiatives for 2008 and beyond.

•                  We have been working closely with your management team in taking a look at productivity and management initiatives that will allow us to raise investment levels in new products and services and increase profitability.  These objectives are important in further building TPI’s market-leading position. More detailed planning in this area will be done in conjunction with the 2008 budget process.

We have also been working with the U.S. Securities and Exchange Commission to complete proxy materials required for a shareholder vote to approve and close the acquisition of TPI. We estimate completing this process on schedule in the fourth quarter of this year. I want to thank Ron Lacy and his entire finance team for their great effort in helping us develop the required proxy information.

Although it will not be possible to meet each of you personally before we officially close on our partnership, we are very interested in your insights and ideas on how we can together take TPI to the next level of growth. If you have any comments or ideas please email them directly to Ed and me. I can be reached at: mconnors@informationsg.com

In closing, ISG is very excited about the future. TPI is the right platform to achieve our vision of building a world-class information-based advisory services company. We look forward to partnering with each of you to take TPI and ISG in the weeks ahead.

Sincerely,

Michael P. Connors
Chairman & CEO
Information Services Group

CC:	Ed Glotzbach
TPI Management Committee
ISG Team